Exhibit 4.1

WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (the “Agreement”), dated as of _____________, is by and between ______________ (Passport Number: _______________) (the “Buyer”) and High-Trend Holdings USA LLC (the “Seller”).

WITNESSETH:

WHEREAS, the Seller owns certain warrants (the “Original Warrants,” a copy of which is attached hereto as Exhibit A) representing the right to purchase ____________ class A ordinary shares of High-Trend International Group (the “Company”); and

WHEREAS, the Seller desires to sell and the Buyer desires to purchase and acquire from the Seller certain Original Warrants representing the right to purchase ____________ class A ordinary shares of High-Trend International Group (the “Warrant”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Transfer of Warrant.

1.1 Transfer of Warrant. Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller the Warrant for a purchase price of $1.00 (the “Purchase Price.”)

1.2 Closing. On the date (the “Closing Date”) of closing of the transaction contemplated herein, the Seller shall (1) deliver a fully executed Form of Transfer, in substantially the form attached as Exhibit B hereto, to the Company, for the transfer of the Warrant from the Seller to the Buyer, and (2) cause the Company to (i) update the records of the remaining warrants, (ii) issue a new warrant to the Buyer, in substantially the form attached as Exhibit C, representing the right to purchase the Warrant. The Buyer shall pay the Purchase Price to the Seller.

SECTION 2. Representations and Warranties of the Seller. The Seller represents and warrant to the Buyer, as of the date hereof and as of the Closing, as follows:

2.1 Organization and Power. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into this Agreement and to sell, transfer, convey, assign and deliver the Warrant to the Buyer.

2.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

2.3 No Conflicts. The execution, delivery and performance of this Agreement, the sale and delivery of the Warrant, and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller, under the organizational documents of the Seller, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected.

2.4 No Prohibitions. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller or the sale, transfer, conveyance, assignment and delivery of the Warrant to the Buyer pursuant to the terms hereof.

2.5 Consents. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, or any other person required in connection with the execution, delivery and performance by the Seller of this Agreement or the transactions contemplated hereby have been or will be obtained by the Seller and will be in full force and effect.

2.6 Good Title; No Liens. The Seller is the sole owner of, and has good, valid and marketable title to, the Warrant, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever (collectively, “Liens”). Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good, valid and marketable title to the Warrant, free and clear of all Liens.

2.7 Non-Affiliate. The Seller does not, either alone or in association with others, directly or indirectly through one or more intermediaries, control the Buyer, nor is the Seller, directly or indirectly through one or more intermediaries, controlled by or under common control with the Buyer such that the Seller would be an “affiliate” of the Buyer within the meaning of the Securities Act or Rule 144 thereunder. At no time on or after its acquisition of the Warrant has the Seller been an “affiliate” of the Buyer.

SECTION 3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Power. The Buyer has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

3.2 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3.3 No Conflicts. The execution, delivery and performance of this Agreement, the purchase of the Warrant, and compliance with the provisions hereof by the Buyer, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Buyer is a party or by which it or any of its property is bound or affected.

3.4 No Prohibitions. The Buyer is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Buyer or the purchase of the Warrant by the Buyer pursuant to the terms hereof.

3.5 Consents. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, or any other person required in connection with the execution, delivery and performance by the Buyer of this Agreement or the transactions contemplated hereby have been or will be obtained by the Buyer and will be in full force and effect.

3.6 Investment Purpose. The Warrant and the Shares issuable upon exercise thereof are being acquired for Buyer’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”). If requested by the Company, Buyer shall confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

3.7 No Registration. The Buyer understands that the Warrant and the Shares have not been registered under the Securities Act of 1933 (the “Act”) by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(a)(2) thereof, and that they must be held by the Buyer indefinitely, and that the Buyer must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration.

3.8 Buyer Knowledge. The Buyer has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of the Warrant and the Shares issuable pursuant to the terms of the Warrant.

3.9 Risks. The Buyer is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

3.10 Accredited Investor. The Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

3.11 Restrictive Legend. The Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

SECTION 4. Miscellaneous.

4.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein shall survive the Closing. Each Party may rely on such representations, warranties and covenants irrespective of any investigation made, or notice or knowledge held by, it or any other person.

4.2 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its members, partners, managers, directors, officers, employees, attorneys, accountants, agents, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such Party herein, and (b) any breach of any covenant and agreement of such Party herein.

4.3 Notices. All notices and other communications by the Buyer or the Seller hereunder shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via facsimile or electronic transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a Party may from time to time designate to the other Party by written notice thereof, effective only upon actual receipt.

4.4 Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

4.5 Entire Agreement. This Agreement constitutes the entire agreement by the Parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.6 Severability. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.

4.7 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

4.8 Headings. The headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement.

4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

4.10 Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, the City of New York, Borough of Manhattan, and each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose; and (iii) agrees that process in any such action, in addition to any other method permitted by law, may be served upon it by registered or certified mail, return receipt requested, addressed to such Party at the address designated by such Party on the signature page hereof, and such service shall be deemed effective as if personal service had been made upon it within the State of New York.

4.11 Waiver of Jury Trial. The Parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above-written.

Seller

High -Trend Holdings USA LLC

By:
Name:	Jinyu Chang
Title:	Manager

Buyer

By:
Name: